Exhibit 10.2

SELECTIVE INSURANCE GROUP, INC.
2014 OMNIBUS STOCK PLAN

Service-Based
RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (the “Restricted Stock Unit Agreement”) is made and entered into as of November 1, 2019, by and between Selective Insurance Group, Inc., a New Jersey corporation (the “Company”) and Gregory E. Murphy (the “Recipient”).

WHEREAS, the Salary and Employee Benefits Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has approved as of November 1, 2019 (the “Date of Grant”) the grant of Restricted Stock Units to the Recipient as set forth below, pursuant to the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan, As Amended and Restated Effective as of May 2, 2018 (the “Plan”)

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions. Capitalized terms which are not defined herein shall have the meanings set forth in the Plan.

2. Grant of Restricted Stock Units. The Company hereby grants to the Recipient an Award of [NUMBER] Restricted Stock Units, subject to all of the terms and conditions of this Restricted Stock Unit Agreement and the Plan.

3. Lapse of Restrictions. The Restricted Stock Units shall vest as set forth in this Section 3, and, except as herein provided, shall be forfeited upon the Recipient’s termination of employment with the Company and all its Affiliates. The Restricted Stock Units shall become vested if the Recipient is employed by the Company or any Affiliate as of the applicable date set forth below (the “Vesting Date”). Notwithstanding the foregoing, the Restricted Stock Units shall not be forfeited and the Recipient shall be vested in the Restricted Stock Units if the Recipient terminates employment with the Company and all its Affiliates prior to the Vesting Date as a result of the Recipient’s death or Total Disability, as each is defined in the Retirement Income Plan for Selective Insurance Company of America (the “Retirement Income Plan”), or is terminated by the Company or any of its Affiliates without “Cause,” as such term is defined in the Recipient’s Employment Agreement with Selective Insurance Company of America then in effect.

Vesting Date	Percentage Vested
February 1, 2021	100%

4. Dividend Equivalents. Upon the settlement of a Restricted Stock Unit pursuant to Section 6, the Recipient shall also be entitled to receive the Fair Market Value of that number of shares of Company Stock that would have been payable had the aggregate dividends paid with respect to a share of Company Stock during the period commencing on the Date of Grant of the Restricted Stock Unit and terminating on the date on which the Recipient is entitled to settlement of such Restricted Stock Unit pursuant to Section 6 of this Restricted Stock Unit Agreement been immediately reinvested in Company Stock on the dividend payment date. All such dividend equivalents shall be subject to the same vesting and forfeiture requirements as apply to the Restricted Stock Units, and shall be paid to the Recipient in shares of Company Stock (with any fractional shares paid in cash) in accordance with, and at the same time as, settlement of the vested Restricted Stock Units to which they are related.

5. Restrictions on Transfer. The Restricted Stock Units may not be transferred, sold, assigned, hypothecated, pledged or otherwise disposed of, and any purported transfer of a Recipient’s rights with respect to the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, including by way of sale, assignment, transfer, pledge or otherwise, shall be null and void; provided, however, that such Restricted Stock Units may be transferred, assigned or otherwise disposed of by will or the laws of descent and distribution, or as may be permitted by the Committee to the extent provided under Section 22(c) of the Plan.

6. Settlement of Restricted Stock Units.

(a) Employment Through Vesting Date. Subject to the provisions of this Section 6, the Company shall deliver to the Recipient (or, if applicable, the Recipient’s designated beneficiary or legal representative) that number of shares of Company Stock as is equal to the number of Restricted Stock Units covered by this Restricted Stock Unit Agreement that have become vested and non-forfeitable on, or as soon as administratively practicable after, the Vesting Date but in no event later than the end of the calendar year in which the Vesting Date occurs.

(b) Notwithstanding paragraph (a) of this Section 6, if the Recipient terminates employment with the Company and all its Affiliates prior to the Vesting Date solely as a result of the Recipient’s death, or “Total Disability,” as defined in the Retirement Income Plan, then the Company shall deliver to the Recipient (or, if applicable, the Recipient’s Designated Beneficiary or legal representative) that number of shares of Company Stock as is equal to the number of Restricted Stock Units covered by this Restricted Stock Unit Agreement as soon as administratively practicable after the Recipient’s Separation from Service.

7. No Rights as a Shareholder. Until shares of Company Stock are issued, if at all, in satisfaction of the Company’s obligations under this Restricted Stock Unit Agreement, the Recipient shall have no rights as a shareholder.

8. Securities Laws Requirements. Notwithstanding anything contrary to the Plan, the Company shall not be obligated to cause its transfer agent to enter in its records the transfer of shares of Company Stock to the Recipient pursuant to the Plan unless and until the Company is advised by its counsel that such book entry is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. Further, the Committee may require, as a condition of such book entry, that the Recipient of such shares make such agreements and representations, and that such book entry contain such notations, as the Committee, in its sole discretion, deems necessary or advisable. The transfer of any shares of Company Stock under the Plan shall be effective only at such time as counsel to the Company shall have determined that the issuance is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company Stock under the Plan in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. In the event the Committee decides to defer the effectiveness of a transfer, the Committee shall inform the Recipient in writing of such decision.

9. Protections Against Violations of Constituent Documents. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Company Stock deliverable following the vesting of the Restricted Stock Units by any holder thereof in violation of the provisions of the Certificate of Incorporation or the By-Laws of the Company, shall be valid, and the Company will not transfer any of said shares of Company Stock on its books nor will the holder of any of said Company Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

10. Taxes. The obligations of the Company under this Restricted Stock Unit Agreement shall be conditional on satisfaction of the Company’s legal tax withholding obligations and, unless the Recipient has made alternative arrangements satisfactory to the Company with respect to such tax withholding obligations, the Company will (1) withhold from the shares of Company Stock otherwise deliverable hereunder such number of shares as it determines is necessary to satisfy all applicable withholding tax obligations in respect of such shares, or (2) to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to the Recipient by the Company.

11. Notices. Any notice required or permitted under this Restricted Stock Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Recipient either at the Recipient’s address as last known by the Company or such other address as the Recipient may designate in writing to the Company.

12. Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Restricted Stock Unit Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

13. Amendments.  Except as otherwise provided in Section 16, this Restricted Stock Unit Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

14. Survival of Terms.  This Restricted Stock Unit Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

15. Agreement Not a Contract for Services.  Neither the grant of Restricted Stock Units, the execution of this Restricted Stock Unit Agreement nor any other action taken pursuant to this Restricted Stock Unit Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to continue to provide services as an officer, director, employee or consultant of the Company or its Affiliates for any period of time or at any specific rate of compensation.

16. Severability.  If a provision of this Restricted Stock Unit Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be over broad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

17. Governing Law.  This Restricted Stock Unit Agreement shall be governed by and construed according to the laws of the State of New Jersey without regard to its principles of conflict of laws.

18. Incorporation of Plan; Acknowledgment.  This Restricted Stock Unit Award is granted pursuant to the Plan, and the Restricted Stock Units and this Restricted Stock Unit Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Restricted Stock Unit Agreement by reference or are expressly cited. By signing this Restricted Stock Agreement, the Recipient acknowledges having received and read a copy of the Plan.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Unit Agreement on the day and year first above written.

SELECTIVE INSURANCE GROUP, INC.

By:
Name:	Michael H. Lanza
Title:	Executive Vice President, General Counsel

By:

Employee Name:	Gregory E. Murphy

4